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EXHIBIT 5.8

[FINNEY, STAGNARO, SABA & KLUSMEIER CO., L.P.A. Letterhead]

August 3, 2004

VIA ORDINARY MAIL
Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  Re:
  Beazer Homes USA, Inc.
  Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to Crossmann Communities of Ohio, Inc., an Ohio corporation, and Deluxe Homes of Ohio, Inc., an Ohio corporation (the "Guarantors"), both subsidiaries of Beazer Homes USA, Inc. ("Beazer"), in connection with the execution by the Guarantors of Guaranties (the "Guaranties") under the Registration Statement on Form S-3 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantors, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the resale by the selling security holders named in the Registration Statement of up to $180,000,000 aggregate principal amount of Beazer's 4 5/8% Convertible Senior Notes due 2024 (the "Notes"), certain subsidiary guarantees with respect to the Notes, including the Guaranties of the Guarantors and its $0.01 par value common stock issueable upon conversion of the Notes. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The Notes and the Guaranties have been issued under an indenture, dated as of June 8, 2004 (the "Indenture") among Beazer, as issuer, the subsidiary guarantors named therein and SunTrust Bank, as trustee (the "Trustee"), The Registration Statement, Notes, Indenture and the Guaranties are collectively referred to as the "Transaction Documents."

        In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In rendering this opinion, we have assumed the genuineness of all and the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified or photostatic copies. Moreover, we have assumed:

  A.
  each certificate issued by any governmental authority is accurate, correct, complete and authentic;

  B.
  the accuracy, completeness and authenticity of any records of the Guarantors furnished to us for review;

  C.
  all natural persons are legally competent and have sufficient legal capacity;

  D.
  each of the parties to the Transaction Documents (other than each of the Guarantors) has the requisite power and authority to execute, deliver and perform each of the Transaction Documents to which it is a party and each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto (other than each of the Guarantors);

  E.
  each of the Transaction Documents constitutes a legal, valid and binding obligation of each of the parties thereto (other than each of the Guarantors), enforceable against each such party in accordance with its terms;

  F.
  any required consent, approval or authorization of, notice or declaration to, license from, or filing or registration with, any governmental authority (including any such consent, approval, authorization, notice, declaration license, filing or registration required in connection with the issuance and sale of the notes issued pursuant to the Transaction Documents) which any party to the Transaction Documents (other than each of the Guarantors) is required to obtain, give or make has been duly obtained, given or made, as appropriate, and any applicable notice or appeal period has passed;

  G.
  except as set forth in the Transaction Documents and the other agreements, documents and instruments executed and delivered in connection therewith, there is no agreement or understanding (written or oral) between or among any of the parties to the Transaction Documents, and there is no usage of trade or course of prior dealing between or among such parties, which would, in either case, define, supplement, modify or qualify the terms of any of the Transaction Documents;

  H.
  the conduct of the parties to the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability and such parties will perform their obligations thereunder reasonably, in good faith and with fair dealing in taking action, exercising discretion or making determinations thereunder;

  I.
  there has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the execution and delivery of the Transaction Documents;

  J.
  each party to the Transaction Documents will act in accordance with, and will refrain from taking any action which is prohibited by, the terms and conditions of the Transaction Documents; and

  K.
  with respect to the real and personal property described as being owned by Guarantors in the Transaction Documents, the Guarantors have good and marketable title thereto.

        In addition, we have assumed the accuracy and correctness of (i) all statements of fact contained in certificates of, and discussions with, the Guarantors and its officers, (ii) all statements of fact contained in certificates of governmental authorities and (iii) all statements of fact and factual representations and warranties contained in the Transaction Documents. We have not reviewed the dockets or records of any court or other governmental authority. Nothing contrary to the facts contained in such certificates, discussions, statements or representations and warranties, however, has come to the attention of the current shareholders or associates of this firm who have devoted substantive attention to the transaction contemplated by the Transaction Documents.

        Whenever our opinion with respect to the existence or absence of facts is stated to be based upon our knowledge or awareness, it is intended to signify that during the course of our representation of the Guarantors, no information has come to our attention that would give us actual knowledge of the existence or absence of such facts. However, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Guarantors or from our participation in the transactions contemplated by the Transaction Documents.

        Our opinion is limited solely to matters governed by the laws of State of Ohio

        Based on the foregoing, we are of the opinion that:

          1.     The Guarantors are corporations duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of Ohio and have all requisite power and authority, corporate or otherwise, to conduct their business, to own their properties, and to execute, deliver and perform all of their respective obligations under the Guaranties.

          2.     The execution and delivery by the Guarantors of the Indenture and Guaranties and the performance of their respective obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not (i) require any consent or approval of their stockholders, or (ii) violate any provision of any law, rule or regulation of the State of Ohio or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Guarantor which violation would (x) impair their ability to perform their respective obligations under the Guaranties or (y) have a material adverse effect on their financial condition, properties, or operations, or violate any of their respective charters or by-laws.

          3.     The Guarantors have duly authorized, executed and delivered the Indenture and the Guarantees.

        This opinion is subject to the following qualifications and limitations:

          (1)   No opinion is expressed with respect to the legality, binding nature or enforceability of any provision of the Transaction Documents.

          (2)   No opinion is expressed with respect to the title (or the quality or character thereof) to any property or the existence or absence of any lien or encumbrance thereon. Moreover, no opinion is expressed with respect to, (x) the validity or perfection of any lien or encumbrance intended to be created by any of the Transaction Documents, or (y) the priority of any such lien or encumbrance over any other lien or encumbrance or any other right or claim of any person.

          (3)   No opinion is expressed with respect to any provision of the Transaction Documents that purports to:

            (i)    release, exculpate, hold harmless, exempt a party from, require indemnification or contribution or prohibit future business activity to the extent such release, exculpation, hold harmless, exemption, indemnity, contribution or prohibition is contrary to public policy;

            (ii)   provide the right to exercise remedies upon the occurrence of a non-material breach of the Transaction Documents (including material breaches of non-material provisions thereof);

            (iii)  define, waive or set standards for good faith, reasonableness, commercial reasonableness, fair dealing or diligence;

            (iv)  govern the election of remedies or provide that remedies are cumulative; or

            (v)   require the payment or reimbursement of any fee, cost or expense that may be deemed to be unreasonable in nature or amount.

          (4)   No opinion is expressed with respect to:

            (i)    compliance with, any registration, filing, notification, anti-fraud or other provision of any federal or state securities law, rule or regulation;

            (ii)   matters relating to employee benefit laws and regulations (including the Employee Retirement Income Security Act of 1974, as amended) or federal, state or local tax laws and regulations;

            (iii)  any provision of the Transaction Documents which requires the payment of interest on interest;

            (iv)  federal or state antitrust, unfair competition or similar laws and regulations;

            (v)   the effect of the federal Assignment of Claims Act or similar state law upon any lien or encumbrance intended to be created by any of the Transaction Documents; or

            (vi)  any building codes, zoning ordinances, governmental authorizations, consents, licenses, permits, filings, registrations, notices or the like, or land use restrictions, environmental or other similar laws affecting the acquisition, construction, development, condition, use or occupancy of any real property subject to the Transaction Documents.

        The opinions set forth above are subject to the following qualifications and exceptions:

        Counsel is a member of the Bar of the state of Ohio. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Ohio. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof. No opinion may be inferred or implied beyond the matters expressly stated herein. The opinions that are expressed herein are solely for your benefit in connection with the transactions contemplated by the Transaction Documents and may not be relied upon in any manner for any other purpose or by any other person or entity. This opinion is as of its date and we disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention.

Very truly yours,
FINNEY, STAGNARO, SABA & KLUSMEIER CO., L.P.A.

/s/ JEFFREY G. STAGNARO, ESQ.
By: Jeffrey G. Stagnaro, Esq.
cc:
Christopher P. Finney, Esq.
Mr. Mike Hoffmaster, Crossmann Communities of Ohio, Inc., Division President
Mr. Jeff Logsdon, Deluxe Homes of Ohio, Inc., Division President

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  EXHIBIT 5.8